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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact: Michael O'Connor
                  TravelCenters of America
                  440-808-3049

                  TRAVELCENTERS OF AMERICA COMPLETES ACQUISITION OF
                             TRAVEL PORTS OF AMERICA

         WESTLAKE, Ohio, June 3, 1999 --- TravelCenters of America today announced the completion of its merger with Travel Ports of America through the acquisition for cash of all outstanding shares of Travel Ports for $4.30 per share. The merger was unanimously adopted by the boards of TA and Travel Ports and was adopted by the shareholders of Travel Ports on June 1, 1999.

         The acquisition by TA of Travel Ports, a regional network of 16 travel centers located primarily in the Northeast, will expand the TA network to 162 locations in 40 states coast-to-coast and enable TA to provide more comprehensive service to trucking companies in the northeastern United States. Late last year, TA acquired Burns Bros. Travel Stops which included 17 travel centers located in the western and northwestern United States.

         "The completion of the Travel Ports acquisition keeps us on target for our network growth plans. More importantly, our customers will benefit by the addition of quality fueling sites, TA programs and policies and the friendly service offered by 1,500 new TA employees," said Ed Kuhn, TA president and chief executive officer.

         TA has strategically positioned itself to offer the travel center concept to a wide cross-section of highway travelers, including large truck fleet customers, owner-operators and motorists.

                                     - more-
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         The development of full-service, state-of-the-art facilities, along with a wide array of offerings, including diesel fuel, gasoline, restaurants, retail stores, truck service and maintenance shops, quick-serve restaurants, motels, showers and game rooms are key elements of the company's long-term plan. TA opened its first new prototype facility in Commerce City, Colorado on May 22, 1999. TA plans to use the new building design in all its new-build and re-imaged facilities as part of its $250 million network-wide capital improvement plan.
         Headquartered in Westlake, Ohio, a Cleveland suburb, TravelCenters of America is the largest network of full-service travel centers in the nation. TA employs more than 12,000 people at 162 facilities in 40 states.

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         This press release contains forward-looking statements based on current expectations that are covered under the "safe harbor" provision within the Private Securities Litigation Reform Act of 1995. Actual results and events related to the acquisition may differ from those anticipated as a result of risks and uncertainties that include, but are not limited to, the effective integration of Travel Ports into TA, the overall economic, market and industry conditions, as well as the risks described from time to time in TA and Travel Ports reports filed with the Securities and Exchange Commission.